EXHIBIT 99.1

-NEWS RELEASE-
Company Contact:	Investor Relations:
Joseph Czyzyk	Larry Barrios
Mercury Air Group, Inc.	The MWW Group
(310) 827-2737	(213) 486-6560

Mercury Air Group, Inc. Requires Additional Time to File Annual Report with the
Securities and Exchange Commission

Los Angeles, November 11, 2003 – Mercury Air Group, Inc. (Amex: MAX; PCX) announced today that it has informed the American Stock Exchange (the “Exchange”) that the Company requires additional time to file its Annual Report on Form 10-K for its fiscal year ended June 30, 2003. Following the Company’s notice to the Exchange, the Company received a letter from the Exchange notifying the Company that it was not in compliance with the Exchange’s filing requirements and requested the Company provide a detailed plan of resolution of the issues preventing the filing of its annual report including a new projected completion date. The Company is currently developing its response to the Exchange and plans to submit a response by November 18, 2003, at which time the Company will provide relevant information to its shareholders. The Exchange has advised the Company that it will not suspend trading of its stock if it receives the detailed plan by November 18, 2003 and if the plan meets the Exchange’s requirements. The Company cannot assure that its detailed plan will meet with the Exchange’s approval. The Company does not believe that the continuing audit indicates any underlying weaknesses in the Company’s financial condition or prospects.

The Company also advises that as a result of its delay to file its Annual Report on Form 10-K the Company does not expect to meet the SEC filing deadline of its Quarterly Report on Form 10-Q for the period ended September 30, 2003 due on November 14, 2003. The Company intends to release the financial information associated with its first quarter of fiscal 2004 as soon as possible, pending resolution of the issues causing the delay in the filing of its annual report.

About Mercury Air Group

Los Angeles-based Mercury Air Group (AMEX/PCX/MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates four business segments worldwide: Mercury Air Centers, Inc., MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

Certain statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. The Company intends these forward looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.

For further information please contact Joseph Czyzyk of Mercury Air Group, Inc. at (310) 827-2737 or Investors Relations, Larry Barrios of The MWW Group at (213) 486-6560.